--------------------------------------------------------------------------------
SEC 1745     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
(2-02)       INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                      --------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB NUMBER: 3235-0145
                                                      --------------------------
                                                      EXPIRES: DECEMBER 31, 2005
                                                      --------------------------
                                                      ESTIMATED AVERAGE BURDEN
                                                      HOURS PER RESPONSE..14.9
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                         ELECTRONIC CLEARING HOUSE, INC.
                                (NAME OF ISSUER)

                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                    285562500
                                 (CUSIP NUMBER)

                                DECEMBER 31, 2002
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

|_| RULE 13D-1(B)

|X| RULE 13D-1(C)

|_| RULE 13D-1(D)


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                                Page 1 of 7 Pages

CUSIP No. 285562500

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     MOSES MARX
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           348,050
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          --
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         348,050
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            --
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     348,050
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 7 Pages

CUSIP No. 285562500

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     UNITED EQUITIES (COMMODITIES) COMPANY
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           317,625
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          --
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         317,625
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            --
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     317,625
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.48%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 3 of 7 Pages

CUSIP No. 285562500

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     UNITED EQUITIES COMPANY, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           30,425
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          --
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         30,425
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            --
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,425
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .52%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 4 of 7 Pages

Item 1(a). Name of Issuer:

      ELECTRONIC CLEARING HOUSE, INC.

Item 1(b). Address of Issuer's Principal Executive Offices:

      28001 Dorothy Dr.
      Agoura Hills, California 91301-2697

Item 2(a). Name of Person Filing:

            This Schedule 13G is filed on behalf of Moses Marx, United Equities (Commodities) Company, and United Equities Company (each a "Reporting Person" and, collectively, the "Reporting Persons").

Item 2(b). Address of Principal Business Office or, If None, Residence:

            The address of each of the Reporting Persons is 160 Broadway, New York, NY 10038.

Item 2(c). Citizenship:

            Mr. Marx is a United States citizen. United Equities (Commodities) Company is a New York general partnership. United Equities Company, LLC is a New York limited liability company.

Item 2(d). Title of Class of Securities:

      Common Stock, par value $.01 per share.

Item 2(e). CUSIP Number:

      285562500

Item 3. Type of Reporting Person:

      Not Applicable

Item 4. Ownership:

      (a)   Amount Beneficially Owned:

            As of December 31, 2002 United Equities (Commodities) Company owned 317,625 shares of Common Stock, and United Equities Company, LLC owned 30,425 shares of Common Stock. Mr. Marx may be deemed to beneficially own all 348,050 such shares.


                                Page 5 of 7 Pages

      (b)   Percentage of Class:

            5.48% beneficially owned by United Equities (Commodities) Company.

            .52% beneficially owned by United Equities Company, LLC.

      (c)   Number of Shares as to Which Such Person Has:

            UNITED EQUITIES (COMMODITIES) COMPANY

            (i)   sole power to vote or direct the vote:

                  317,625

            (ii)  shared power to vote or direct the vote:

                  N/A

            (iii) sole power to dispose or direct the disposition of:

                  317,625

            (iv)  shared power to dispose or direct the disposition of:

                  N/A

            UNITED EQUITIES COMPANY, LLC

            (i)   sole power to vote or direct the vote:

                  30,425

            (ii)  shared power to vote or direct the vote:

                  N/A

            (iii) sole power to dispose or direct the disposition of:

                  30,425

            (iv)  shared power to dispose or direct the disposition of:

                  N/A

Items 5-9. Not applicable.


                                Page 6 of 7 Pages

Item 10. Certification:

      By signing below, the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of such securities, and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2003


                                        /s/ Moses Marx
                                        ----------------------------------------
                                                  MOSES MARX


                                        UNITED EQUITIES (COMMODITIES) COMPANY


                                        By: /s/ Moses Marx
                                            ------------------------------------
                                            Moses Marx, General Partner


                                        UNITED EQUITIES COMPANY, LLC


                                        By: /s/ Moses Marx
                                            ------------------------------------
                                            Moses Marx, Member


                                Page 7 of 7 Pages